Exhibit 99.1 to

8-K dated April 1, 2006

of Seacoast Banking Corporation of Florida

NEWS RELEASE

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

A.

Douglas Gilbert

President

Seacoast Banking Corporation of Florida

(772) 288-6031

William R. Hahl

Executive Vice President/

Chief Financial Officer

 (772) 221-2825

For Release:

April 3, 2006

SEACOAST COMPLETES BIG LAKE FINANCIAL CORPORATION MERGER

STUART, FL – Seacoast Banking Corporation of Florida (NASDAQ:  SBCF), a bank holding company whose principal subsidiaries are First National Bank and Trust Company of the Treasure Coast (“First National”) and Century National Bank (“Century”), announced that it has completed the merger of Big Lake Financial Corporation with Seacoast.  Big Lake National Bank (“Big Lake”), the banking subsidiary of Big Lake Financial Corporation, is now a wholly owned subsidiary of Seacoast Banking Corporation of Florida (“Seacoast”). Big Lake adds approximately $324 million in assets, $206 million in loans and $298 million in deposits, as well as eight locations in six Central Florida counties where it is the region’s largest community bank.  As a result of the merger, Seacoast will have approximately $2.5 billion in assets, $1.5 billion in loans and $2.1 billion in deposits.

Big Lake has offices in Okeechobee, Arcadia, Clewiston, LaBelle, Lake Placid, Moore Haven, and Wauchula, Florida.  Big Lake’s St. Lucie West office in Port St. Lucie, Florida, will be consolidated into First National’s St. Lucie West office later this year.  These offices are located in close proximity to each other.

Big Lake has for many years successfully executed a relationship based business strategy resulting in low cost funding with a deposit mix of over 30% in non-interest bearing deposits.  Combining with Seacoast will provide greater resources to develop existing and new relationships in the Central Florida market.

Two members of Big Lake’s board, Edwin E. Walpole, III, CEO and owner of Walpole, Inc., a nationwide trucking concern, and H. Gilbert Culbreth, Jr., CEO and owner of Gilbert Chevrolet Co. and Gil Culbreth Realtors, have joined the board of First National.  Big Lake’s existing management team will continue to be led by Joe G. Mullins, who has served for more than 16 years as President of Big Lake.

Mr. Mullins stated:  “We are delighted to have joined Seacoast, which has a capital base and a critical mass that will allow us to build upon our success in the Central Florida area.  Our management team, which is continuing with Seacoast, shares Seacoast’s banking philosophy, and looks forward to developing and maintaining deep customer relationships with the same great personal service and an even greater array of products.”

Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast, said, “Over the past few years, we have expanded south into the Palm Beach market, north into the Brevard County/Melbourne area, and more recently with the acquisition of Century, into the Orlando market. The geographic expansion into the areas served by Big Lake is a natural extension of our existing operations.”

Mr. Hudson continued: "Big Lake shares our SuperCommunity Bank philosophy that brings a sound $2.5 billion institution staffed by highly skilled professionals, offering what we refer to as the third alternative in banking -- a unique combination of the sophisticated products and services offered by large banks, enhanced by the personal relationships and high-quality customer service of a community bank.  It is what we believe people want: local bankers with decision-making capabilities who are knowledgeable about the markets they serve and responsive to the requests and needs of the customer."

Seacoast expects that the transaction will be slightly accretive to earnings per share in 2006, without taking into account revenue or expense synergies.

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Cautionary Notice Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about the benefits of the merger between Seacoast and Big Lake, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger, as well as statements with respect to Seacoast's and Big Lake's plans, objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward- looking statements.

You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "point to," "project," "could," "intend" or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and sensitivities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses of Seacoast and Big Lake will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of Big Lake's customers by competitors.

All written or oral forward looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 under "Special Cautionary Notice Regarding Forward-Looking Statements," and otherwise in our SEC reports and filings. Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC's Internet website at http://www.sec.gov.

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